U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                               Bottorff, Dennis C.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                               100 Mission Ridge
--------------------------------------------------------------------------------
                                    (Street)

                            Goodlettsville, TN 37072-2170
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         Dollar General Corporation DG
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)




________________________________________________________________________________
4.   Statement for Month/Year


                                  February 1999


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                          3                                           1,250 (1)      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

If the form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                          (over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)          Amount    ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------          or        Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-          Number    ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title   Shares    5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option/       $31.00   06/01/98  A        1,935(2)     06/01/99 06/01/08 Common  1,935(2)           1,935     D
Director/98-06-01                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses :


    /s/ Dennis C. Bottorff              04-26-2002
---------------------------------      -------------
 ** Signature of Reporting Person          Date
       Dennis C. Bottorff



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not

                                             Bottorff, Dennis C. - February 1999
Form 5 (continued)

         FOOTNOTE Descriptions for Dollar General Corporation DG

                                                          Form 5 - February 1999

Dennis C. Bottorff
100 Mission Ridge
Goodlettsville, TN 37072-2170
--------------------------------------------------------------------------------
Explanation of responses:

(1) Amount of securities owned following adjustment for a 5 for 4 stock split on September 21, 1998. On April 27, 1998, Mr. Bottorff owned 1000 shares.

(2) Amount of derivative securities granted, as adjusted following a 5 for 4 stock split on September 21, 1998. The initial number of stock options granted on June 1, 1998, was 1,548. The initial exercise price of the stock options was $38.75. On January 29, 1999, the exercise price of the stock options was $31.00. The change in the exercise price was due to the 5 for 4 stock split on September 21, 1998.

                                     Page 3